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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE




FOR IMMEDIATE RELEASE

JULY 30, 1999

CONTACT: ROBERT J. BOUTIN
         SR. VP & CHIEF FINANCIAL OFFICER
         PC SERVICESOURCE
         972.481.4000


              PC SERVICESOURCE ANNOUNCES INCREASED STOCK REPURCHASE
                           PROGRAM TO 1,000,000 SHARES


         Dallas, TX., July 30, 1999 - PC ServiceSource (NASDAQ-PCSS) today stated that its Board of Directors has authorized an increase of its stock repurchase program enabling the company to buy up to 1,000,000 shares of common stock, up from the previously authorized 600,000 shares.

         The Company also announced that through July 30, 1999, it had purchased 532,500 shares under the program at an average price of $4.00. The repurchases reduce the number of shares outstanding to 5,269,320.

          Avery More, Chairman and CEO of PC ServiceSource, stated "We believe that at the current market price, PCSS stock remains undervalued. We are continuing to purchase shares and have decided to increase the number of shares under the repurchase agreement to take advantage of this situation."

          Under the terms of the company's repurchase program, purchases of common stock by the company may be made in the open market or through privately negotiated transactions at prevailing market prices depending on market conditions. The repurchased stock will become treasury shares, available for general corporate purposes.

         PC ServiceSource defines Service Logistics outsourcing as the following business processes: Freight Logistics, Distribution Logistics, Exchange Logistics, Parts Lifecycle Management, Inventory Risk Management, Parts Order Logistics, Parts Sourcing Logistics, Warranty Information Logistics, Repair

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Logistics, Same-Day Turnaround Notebook Repair, and Component Repair Services.
PC ServiceSource provides Service Logistics outsourcing and support for more than 30 major computer manufacturers and over 20,000 service providers, and is widely recognized as the largest supplier of Service Logistics to the PC industry. PC ServiceSource has implemented many industry innovations, including the PC Warranty Information Network (PC WIN), the PC industry's only real-time, Internet-based system for multiple vendor warranty transaction processing and service parts ordering in a single, standardized format. General and financial data is located on the Internet at www.pcservice.com.

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Caution Regarding Forward-Looking Statements: The Company occasionally makes forward-looking statements concerning its plans, goals, product and service offerings, and anticipated financial performance. These forward-looking statements may generally be identified by introductions such as "outlook" for an upcoming period of time, or words and phrases such as "should", "expect", "hope", "plans", "projected", "believes", "forward-looking" (or variants of those words and phrases) or similar language indicating the expression of an opinion or view concerning the future. These forward-looking statements are subject to risks and uncertainties based on a number of factors and actual results or events may differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, those described under the heading "Caution Regarding Forward-Looking Statements" in the Company's Report on Form 10K for 1998 as it may be updated in any subsequent Report on Form 10Q, all as filed with the Securities and Exchange Commission. The Company does not plan to generally publicly update prior forward-looking statements for unanticipated events or otherwise and, accordingly, prior forward-looking statements should not be considered to be "fresh" simply because the Company has not made additional comments on those forward-looking statements.